Exhibit 99.1

Mid-Wisconsin Financial Services, Inc. Declares First Quarter 2008 Dividend

January 31, 2008
Medford, Wisconsin

Mid-Wisconsin Financial Services, Inc. (OTCBB: MWFS.OB), the holding company of Mid-Wisconsin Bank headquartered in Medford, WI, announced that its Board of Directors at its meeting on January 30, 2008 declared a quarterly dividend of $.22 per share on the Company's common stock. The dividend is payable on March 14, 2008 to shareholders of record on February 28, 2008.

Mid-Wisconsin Financial Services, Inc., headquartered in Medford, Wisconsin, is the holding company of Mid-Wisconsin Bank which operates fourteen retail banking locations throughout central and northern Wisconsin serving markets in Clark, Eau Claire, Lincoln, Marathon, Oneida, Price, Taylor and Vilas counties. In addition to traditional loan and deposit products, the Bank offers trust, brokerage and private client services through its Wealth Management Services Group.